Exhibit 10.1

FORM OF
Logistics Agreement

THIS AGREEMENT (this “Agreement”) is made and entered into this ______ day of ____________________ 20__ by and between TAG Industries, Inc., A Wholly Owned Subsidiary of Clear-Lite Holdings, Inc. (“TAG” or the “Company”) having its principal place of business at 102 NE 2nd Street, PMB 400, Boca Raton, FL 33432-3908 U.S.A., and _________________________ (”Logistics Provider” or “LP”) having its principal place of business at ______________________________________________ (collectively, the “Parties”).

1.
EXCLUSIVE RELATIONSHIP. Company and LP will share an exclusive relationship related to the attached list of accounts (the “Accounts”) for all lighting products attached hereto as Exhibit A. Any contemplated commercial transaction related to the Accounts shall be performed jointly by the Parties.

2.
TERM. This Agreement commences as of the date first written above and continues in effect for ________ (__) years from the date of this Agreement.  This Agreement may be terminated at any time by mutual written consent. In the event LP achieves the minimum volume levels outlined in Exhibit B, Table 1, LP will qualify for an automatic ______ (__) year renewal under new minimum volume levels for years ________________ outlined in Exhibit B, Table 3, and so on. Future minimum volume levels for years _______ and beyond shall be based on a similar percentage increase, unless mutually agreed otherwise.

3.
COMPANY SALES AND BRANDS. Company will sell the ClearLite® brand, private label and direct import business through LP only in ________________, to any account on the approved list in Exhibit A, subject to the Parties mutual agreement on pricing and programs.

4.	ACCOUNT CHANGES. Any changes to the Accounts listed on Exhibit A shall require mutual approval in writing by the Parties.

5.	CUSTOMER PURCHASES. All customer purchases will be placed directly with LP subject to LP’s final approval(s).

6.	COMPANY RESPONSIBILTIES.
a.	Company will provide all the product sourcing, marketing strategies and Company approved independent sales agencies.
b.	All orders will be based on approved pricing provided to LP from TAG.

7.	LP RESPONSBILITIES.
a.	LP will perform all the logistics for activities related to fulfillment and distribution including, without limitation, billing, shipping, Electronic Data Interchange (EDI), and importing of product.
b.	LP will place all orders with TAG using a Transferable Irrevocable Domestic Letter of Credit (“LC” or the “Letter of Credit”) in US Dollars.
c.	LP will be responsible for transportation, duty, etc. when importing these products.
d.
LP shall furnish Company with monthly statements indicating all sales-related transactions during the preceding month and the extent of current inventory. Such statements shall be delivered electronically no later than the seventh (7th) day of each month in Microsoft Excel and PDF formats.

8.
LETTER OF CREDIT DISCOUNT. LP will receive a _____% Discount for the above mentioned Letter of Credit in US Dollars. As reflected in current price sheets, it will be netted out from Net Freight On Board  (FOB shipping point) Orient pricing. Refer to current authorized price quotes. Subject to certain terms and conditions.

9.	PRICING AND PROGRAMS.
a.	Any account pricing and programs will be approved by LP before they can be considered official. All Accounts will require LP's approval for billing and invoicing terms and programs.
b.
Company has provided to LP “Net/Net/Net/Net pricing” (e.g. less marketing programs and other customary allowances including freight, defective allowance, discount for Letter of Credit, holdbacks and returns) that will allow LP to accrue a ____% defective allowance, based on their customers invoice cost. In most cases, _____% will be passed through to customer with LP holding back an additional ____%.

c.	If LP's actual defective exceeds _____%, Company will compensate LP for the difference in the form of an approved credit memo.

10.	LP MINIMUM VOLUME LEVELS AND POTENTIAL VOLUME REBATES. Both minimum volume levels and potential volume rebates for LP are outlined in Exhibit B.

11.
ASSIGNABILITY. Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either Party without the prior written consent of the other Party and any purported assignment made in violation of this Clause shall be void; provided, however, that each Party hereto shall have the right to assign this Agreement to any entity which, by way of: (i) merger, or (ii) consolidation, or (iii) the acquisition of substantially all of the entire business and assets of the assigning Party relating to the subject matter of this Agreement, succeeds to the interest in the program of the assigning Party.  Such consent shall not be unreasonably withheld, so long as such assignment does not materially affect the nature and the scope of the rights and benefits due the non-assigning Party under the terms of this Agreement.  The assigning Party shall expressly require its assignee to assume all of the assigning Party's obligations and liabilities under this Agreement.

12.	OEM RELATIONSHIPS. This Agreement does not include Original Equipment Manufacturer (“OEM”) relationships unless mutually agreed upon in writing.

13.
GOVERNING LAW AND JURISDICTION. Any claim or action under this Agreement shall be governed and construed in accordance with the laws of the United States, specifically the State of Florida, without reference to its conflicts of law principles.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.  In any action, dispute or controversy arising either directly or indirectly, under or in connection with this Agreement, the parties hereby consent and submit to binding arbitration before the American Arbitration Association in Miami, Florida under its expedited dispute resolution procedures under the Commercial Rules.

14.
ATTORNEY'S FEES. In any arbitration or litigation brought under this Agreement or relating to any alleged breach of this Agreement, the prevailing party shall be entitled to recover, in addition to all damages suffered, its reasonable attorneys' fees and costs.

15.
FURTHER ASSURANCES. Each of the parties hereto, upon the reasonable request of the other party, shall perform all acts and execute and deliver all documents as may be reasonably necessary or appropriate to carry out the provisions and intent of this Agreement.

16.
TIME IS OF THE ESSENCE.  Time is of the essence with respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a party of the benefits of any grace or use period allowed in this Agreement.

17.	INDEMNIFICATION.
a.
The Company agrees to indemnify LP and its controlling persons, directors, officers, managers, partners, members, shareholders, affiliates, agents, representatives, successors and assigns (collectively, the "Representatives") from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) (collectively, the “Losses”) incurred by the Company as a result of any claim, action or proceeding related to this agreement;

b.	LP agrees to indemnify the Company and its Representatives from and against the Losses incurred by LP as a result of any claim, action or proceeding related to this agreement.

18.
SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19.	COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

20.
CONFIDENTIALITY.  LP shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, except (i) as in good faith deemed necessary by LP to perform its duties hereunder, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the LP is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order LP to divulge, disclose or make accessible such information, provided that LP shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that shall have become public or known in the Company's industry other than by LP's unauthorized disclosure, or (v) to the LP's attorney and/or tax and financial advisors as reasonably necessary or appropriate to advance LP's tax, financial and other planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 19 by LP. LP shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  LP understands and agrees that LP shall acquire no rights to any such Confidential Information. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective manufacturers, suppliers, customers, and vendors that was learned by LP during the course of this Agreement with the Company, including, but not limited to, any proprietary knowledge, trade secrets, data and databases, formulae, sales, financial, marketing, training and technical information, factory, manufacturer, customer, supplier and vendor lists, competitive strategies, computer programs and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

21.
NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by hand, (2) on the date of transmission, if delivered by confirmed facsimile, (3) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (4) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the LP:

If to the Company:

TAG Industries, Inc.
Thomas J. Irvine
102 NE 2nd Street, Suite 400
Boca Raton, Florida 33432-3908 U.S.A.
Tel: (561) 544-6966
Fax: (561) 852-2322

22.
NON-DISPARAGEMENT. Both parties agree they shall not, and shall not induce others to, Disparage either party or its subsidiaries or affiliates or their past and present officers, directors, employees or products. “Disparage” shall mean making comments or statements to the press, either party or its subsidiaries' or affiliates' employees or any individual or entity with whom either party or its subsidiaries or affiliates has a business relationship which would adversely affect in any manner (1) the business of either party or its subsidiaries or affiliates (including any products or business plans or prospects), or (2) the business reputation of either party or its subsidiaries or affiliates, or any of their products, or their past or present officers, directors or employees.

23.
NON-SOLICITATION OF FACTORIES. LP agrees that, LP will not, directly or indirectly, solicit or attempt to solicit (i) any party who is a manufacturer or supplier of the Company or its subsidiaries, who was a manufacturer or supplier of the Company or its subsidiaries at any time during the twenty four (24) month period immediately prior to the date the Agreement terminates or who is a prospective manufacturer or supplier that has been identified and targeted by the Company or its subsidiaries for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or (ii) any vendor to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such vendor.

24.
ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  This Agreement shall not be modified by any oral representation made before or after the execution of this Agreement. All modifications must be in writing and signed by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.

By: Name: Title:	TAG INDUSTRIES, INC. By: Name: Thomas J. Irvine Title: President & CEO

EXHIBIT A

[EXCLUSIVE RELATIONSHIP FOR ATTACHED LIST OF ACCOUNTS BELOW]

EXHIBIT B

[MINIMUM VOLUME LEVELS FOR LP AND VOLUME REBATES]

TABLE 1
LP Minimum Volume Levels YEARS 1, 2 and 3 (all figures below in US Dollars)
Year 1	Year 2	Year 3

TABLE 2
LP Volume Rebates YEARS 1, 2 and 3 (all figures below in US Dollars)
Potential Volume Rebate	Year 1	Year 2	Year 3